Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in Amendment No. 1 to the Registration Statement (Form S-8, No. 333-104136) of our reports dated March 30, 2007, with respect to the consolidated financial statements and schedule of The Princeton Review, Inc., The Princeton Review, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of The Princeton Review, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2006, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, NY
August 17, 2007